                                                                    EXHIBIT 12.5

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

   STATEMENT RE: COMPUTATION OF PRO FORMA COMBINED RATIO OF EARNINGS TO FIXED
                                    CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                          (IN MILLIONS, EXCEPT RATIOS)

                                                      SIX MONTHS ENDED
                                                          JUNE 30,                       YEAR ENDED DECEMBER 31,
                                                    --------------------  -----------------------------------------------------
                                                      1996       1995       1995       1994       1993       1992       1991
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings:
  Income before taxes.............................      116.1       58.0      141.1      220.7      197.3      133.4      198.9
  Add: Fixed charges..............................       81.0       76.1      157.4      114.6      121.4      120.1      122.5
       Amortization of interest
         previously capitalized...................        0.3        0.1        0.2                                         0.2
       Losses of investees........................                              0.5                              1.1
  Less: Capitalized interest......................       (6.7)      (6.1)     (16.4)      (7.8)      (6.1)      (6.1)      (2.5)
       Undistributed earnings of investees........       (0.1)                                       (0.2)
       Preferred stock dividend...................       (3.1)      (3.0)      (5.8)      (6.0)      (3.4)
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings as adjusted..............................      187.5      125.1      277.0      321.5      309.0      248.5      319.1
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Computation of Fixed Charges and Preferred Stock
    Dividends:
  Interest expense................................       61.2       57.1      113.9       87.1       93.1       93.5      100.1
  Capitalized interest............................        6.7        6.1       16.4        7.8        6.1        6.1        2.5
  Interest portion of lease commitments...........       10.0        9.9       21.3       13.7       18.8       20.5       19.9
  Preferred stock dividend requirement (2)........        3.1        3.0        5.8        6.0        3.4
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total Fixed Charges...............................       81.0       76.1      157.4      114.6      121.4      120.1      122.5
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges and Preferred
  Stock Dividends (1).............................        2.3        1.6        1.8        2.8        2.5        2.1        2.6
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------

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(1) For the purpose of calculating the ratio of earnings to fixed charges,
    "earnings as adjusted" consist of income before income taxes after adding certain fixed charges as noted above. "Fixed charges" consist of interest expense, amortization of debt discount, a portion of rent expense representative of the interest factor and the preferred stock dividend requirement.

(2) The preferred stock dividend requirement has been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements as preferred stock dividends are not deductible for income tax purposes.